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Ford Motor Company U.S. Sales Up 14 Percent; Ford Fusion, Escape and new Lincoln MKZ Continue Record-Setting Pace

•	Ford Motor Company's May U.S. sales up 14 percent compared with a year ago; best May sales since 2006 with retail sales up 17 percent

•	Escape delivers best month ever - sales up 26 percent year over year; Fusion sales up 10 percent - Fusion's best-ever May; both achieve monthly sales records for four straight months

•	F-Series, America's best-selling pickup for 36 years, posts a 31 percent increase - best May sales since 2005 and first time F-Series breaks the 70,000 mark since March 2007

•	Lincoln MKZ delivers its best-ever May sales performance

•	Ford announces 2013 third-quarter production of 740,000 vehicles, up 10 percent from the prior year

DEARBORN, Mich., June 3, 2013 - Ford Motor Company's U.S. sales grew 14 percent in May, with cars up 9 percent, utilities up 15 percent and trucks up 18 percent. Retail sales increased 17 percent, marking the best May retail sales results since 2005.

“Our fuel-efficient Fusion and Escape have set monthly sales records for four straight months,” said Ken Czubay, Ford vice president, U.S. Marketing, Sales and Service. “F-Series sales - fueled by construction growth and pent-up demand - reached their highest level in more than six years.”

Fusion posted its best-ever May sales of 29,553 vehicles - with its strongest areas of sales growth in the western and southeastern areas of the U.S.

The fuel-efficient Escape small utility posted its best-ever sales month since being introduced 13 years ago - a 26 percent increase with 29,123 vehicles sold last month.

America's best-selling pickup, the F-Series had its strongest May sales result since 2005.
F-Series' 71,604 sales in May represented a 31 percent increase versus last year and its 22nd straight monthly sales increase.

In May, Lincoln MKZ sales increased 42 percent versus last year. This represents MKZ's best-ever May sales, building on MKZ's best-ever sales month in April.

In addition, Ford announces its 2013 third-quarter North American production. The company plans to build 740,000 vehicles in the third quarter, up 10 percent from the 673,000 vehicles produced in the third quarter of 2012.

The third quarter plan includes the company's recent announcement to add 40,000 vehicles from a reduced July summer shutdown and the addition of 200,000 units of annualized straight-time capacity starting in the fall of this year.

Second quarter production of 800,000 vehicles is unchanged from previous guidance.

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About Ford Motor Company

Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 175,000 employees and 65 plants worldwide, the company's automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding the company and Ford products, please visit www.corporate.ford.com.

Contact:	Erich Merkle
313.806.4562
emerkle2@ford.com

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.